Exhibit 99.1

GeoPharma, Inc. Receives FDA Approval to Manufacture and Distribute Carprofen

LARGO, Fla., Nov. 12 /PRNewswire-FirstCall/ — GeoPharma, Inc. (Nasdaq: GORX) (the “Company”) GeoPharma, Inc. announced today it has received an approval from the FDA to begin producing Carprofen.

Commonly marketed by Pfizer as Rimadyl(TM), Carprofen is a non-steroidal anti-inflammatory drug (NSAID) that is used by veterinarians for the relief of pain and inflammation associated with osteoarthritis in dogs. Additionally, Carprofen is often used in the treatment of postoperative pain associated with soft tissue and orthopedic surgeries in dogs.

“This is a major step forward in the company’s tactical plans to offer generic drugs,” stated GeoPharma CEO Mihir K. Taneja. “We are tremendously pleased to have received final approval on Carprofen from the FDA for both the company and our shareholders. GeoPharma has anticipated this approval and is well prepared to have its arrival begin to translate into sales and net income almost immediately. This is the first of what we anticipate will be many approvals for GeoPharma. We continue to be enthusiastic about our drug pipeline which holds 12 ANDAs and other drug products in various stages of development and the approval process. It is our hope to receive additional approvals by the end of our fiscal year on other drugs, as well as a production approval of our dedicated 100,000 Sq. Ft. Beta Lactam manufacturing facility located in Baltimore, Maryland,” added Mr. Taneja.

The company detailed its plans to produce Carprofen in three strengths 25 mg, 75 mg, and 100 mg caplets, allowing for appropriate dosing and cost effective pain management for the animals. Furthermore, the company reiterated its strategic commitment to aggressively pursue attractive generic drug and medical device opportunities wherever they present themselves.

About GeoPharma Inc: GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the- counter, nutritional, generic drug and functional food products, as well as, health and beauty products for companies worldwide. This is accomplished by utilizing our wholly owned subsidiaries Innovative Health Products, Inc., Libi Labs, Belcher Pharmaceuticals, Inc. and Breakthrough Engineered Nutrition, Inc. Innovative Health Products and Libi Labs specialize in the development and manufacture of a broad range of nutritional supplements and cosmeceuticals. As a contract manufacturer, we develop and manufacture dietary supplements as well as health and beauty care products for distribution through various outlets. Belcher Pharmaceuticals, Inc is a state-of-the-art FDA-registered, drug development and manufacturing facility for generic and over-the-counter (“OTC”) drugs. Breakthrough Engineered Nutrition, Inc. develops markets and distributes its own branded dietary supplements. Currently, DEX-L10, DEX-C20, OxyFirm and Cortiloss are among Breakthrough’s top selling dietary products. Breakthrough’s products are distributed nationwide and internationally in specialty, food, drug and mass outlets, including Target, Wal-Mart, GNC, Walgreens, CVS, Rite Aid, Duane Reade and many others. We also have an established network of brokers and distributors strategically located across the United States and Canada. GeoPharma’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.geopharmainc.com, www.hoodiadexL10.com, and www.onlineihp.com

This press release may contain statements, which constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.